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                                 EXHIBIT 10.12

                                Amendment No. 1
                                      to
                         SunGard(R) Data Systems Inc.
               Restricted Stock Award Plan for Outside Directors

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SunGard Data Systems Inc., a Delaware corporation (the "Company"), originally adopted the SunGard Data Systems Inc. Restricted Stock Award Plan for Outside Directors (the "Plan") in 1991. Since that time, the Company has declared and issued two 2-for-1 stock splits on its common stock, $0.01 par value per share ("Common Stock"). As a result of those splits, each Award (as defined in the Plan) issuable under the Plan (without taking into account this Amendment No. 1) would continue to be for 20,000 shares of Common Stock. The directors of the Company have determined that the level of Awards issuable under the Plan should be reduced.

Therefore, in accordance with resolutions duly adopted by the Board of Directors of the Company at its meeting held on May 14, 1999, the Plan is hereby amended to provide that each Award that is issued in accordance with the Plan at any time after (but not on) the effective date of this Amendment No. 1 shall be for a total of 5,000 shares of Common Stock.

The effective date of this Amendment No. 1 is May 14, 1999.

In witness whereof, and as evidence of the adoption of this Amendment No. 1 to the SunGard Data Systems Inc. Restricted Stock Award Plan for Outside Directors, the Company has caused the this Amendment No. 1 to be executed by its duly authorized officer this 14th day of May, 1999.


                                    SunGard Data Systems Inc.


                                    By:         /s/ James L. Mann
                                       ---------------------------------------
                                        James L. Mann, Chairman, President
                                            and Chief Executive Officer